Exhibit 10.1

STEPAN COMPANY
MANAGEMENT INCENTIVE PLAN
(As Amended and Restated Effective January 1, 2015)

SECTION 1

General

1.1History and Effective Date.  STEPAN COMPANY, a Delaware corporation (the “Company”), has previously established an incentive compensation plan known as the STEPAN COMPANY MANAGEMENT INCENTIVE PLAN (the “Plan”).  The Plan was previously amended and restated effective as of January 1, 1992, January 1, 2005 and again as of January 1, 2010.  The following provisions constitute a further amendment and restatement and continuation of the Plan, as heretofore amended, which amended and restated Plan is adopted effective January 1, 2015, subject to approval of the Plan by shareholders of the Company required by Section 8 hereof.

The Plan is intended to comply with the requirements of Sections 409A(a)(2) through (4) of the Internal Revenue Code of 1986, as amended (the “Code”), and any applicable regulations or other generally applicable official guidance issued thereunder, and shall be interpreted for all purposes in accordance with this intent.

Payments pursuant to Section 2.3 of the Plan are intended to qualify under the performance-based compensation exemption of Section 162(m)(4)(C) of the Code.

1.2Purpose.  The Plan is designed to assist the Company in attracting and retaining qualified persons in executive and other managerial positions and to provide them an additional incentive to contribute to the success of the Company.

1.3Administration.  The authority to control and manage the operation and administration of the Plan shall be vested in a committee (the “Committee”) which shall be the Compensation and Development Committee of the Board of Directors of the Company (the “Board of Directors”), or such other committee of the Board of Directors as the Board of Directors may from time to time determine.  The Committee, to the extent awards under the Plan are intended to be exempt from Section 162(m) of the Code, shall be comprised solely of two or more persons, each of whom shall qualify as an “outside director” for purposes of Section 162(m)(4) of the Code and to the extent required to comply with Rule 16b-3 under Section 16(b) of the Securities Exchange Act of 1934, as amended, shall be comprised solely of two or more persons, each of whom shall qualify as a “non-employee director” for purposes of said Rule 16b-3.  Except as otherwise expressly provided herein, the Committee shall have the full authority to interpret and construe the provisions of the Plan, to remedy ambiguities, inconsistencies or omissions of whatever kind, to prescribe, amend and rescind such rules and regulations as, in its opinion, may be necessary or appropriate for the proper and efficient administration of the Plan, and to determine conclusively all questions arising under the Plan, including questions of fact.  It is intended that the Committee shall have the maximum authority and discretion allowed by law with respect to any and all of its duties and responsibilities relating to the Plan.  Any interpretation of the Plan, and any decision on any matter within the discretion of the Committee affecting the Plan that is made by the Committee in good faith, shall be final and binding on all persons.

1.4Applicable Law.  The Plan shall be construed and administered in accordance with the laws of the State of Illinois, without regard to its choice of law provisions, to the extent that they are not preempted by the laws of the United States of America.

1.5Gender and Number.  Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural, and words in the plural shall include the singular.

1.6Notices.  Any notice or document required to be given to or filed with the Committee under the Plan will be properly filed if delivered or mailed by registered mail, postage prepaid, to the Committee, in care of the Company at its principal executive offices.

SECTION 2

Participation and Awards

2.1Participation.  The individuals who shall be eligible to receive an Award (as described in Section 2.2 or Section 2.3) for any calendar year shall be those executive, managerial and key employees of the Company, including its subsidiaries, selected by the Committee or its designee, subject to Section 2.3, at any time during such year.  Notwithstanding the foregoing, an individual must be in the employ of the Company or an Affiliate (as defined in Section 6.5) on December 31 of a calendar year to receive an Award for such year, except that this provision shall not prevent a Participant whose employment with the Company or its Affiliates terminates during a calendar year because of his death, disability, or retirement from being eligible, within the discretion of the Committee, for the earned Award to which the Participant would otherwise be entitled prorated based on his actual period of employment during such year.  An individual shall be considered a Participant in the Plan upon his or her designation by the Committee or, where applicable, its designee.

2.2Awards.  Subject to Section 2.3 hereof, the amount of an incentive award (the “Award”) for any calendar year shall be determined by the Committee and shall be based upon the performance of the Company or a subsidiary, the performance of the Participant’s department (if relevant), and/or the performance of the Participant; provided, however, that the amount of an Award to any Participant for any calendar year shall not exceed 200 percent of the amount of the actual base salary payable to the Participant by the Company and its subsidiaries for the calendar year for which the Award is made, exclusive of the Award or any other form of executive compensation, stock option or other fringe benefit (“Base Salary”).  An Award to a Participant for any calendar year shall be paid to or on behalf of the Participant, in cash, as soon as practicable (and in any event by no later than March 15) after the close of the calendar year for which the Award is made except to the extent that a Deferral Request (as described in Section 3.1) is in effect with respect to such year.  For purposes of the Plan, an Award is considered made or granted for the calendar year with respect to which the services entitling the Participant to the Award are performed.

2.3Awards for Certain Designated Participants.  Awards granted under the Plan for any calendar year to Participants who are Covered Employees for such calendar year shall be subject to the provisions of pre-established performance goals (“Performance Goals”) as set forth in this Section 2.3.  Eligibility for participation in the Plan of Covered Employees for Awards for a calendar year shall be limited to those executive, managerial and key employees of the Company, including its subsidiaries, selected by the Committee.  Notwithstanding any other provision of this Section 2, the Committee shall not have the discretion to modify the terms of Awards to such Participants except as specifically set forth in this Section 2.3.  For purposes of the Plan, “Covered Employee” means, for any calendar year, a Participant designated by the Committee prior to the grant of an Award for such year who is or may be a “covered employee” within the meaning of Section 162(m)(3) of the Code for the year in which such Award would be payable and for whom the Committee intends amounts payable with respect to such Award to qualify under the performance-based compensation exemption of Section 162(m)(4)(C) of the Code.  Earned Awards under this Section 2.3 are intended to satisfy the performance-based compensation exemption under Code Section 162(m)(4)(C) and the related regulations.

(a)Award Opportunities.  On or before the 90th day of any calendar year, and in any event before twenty-five percent (25%) or more of the calendar year has elapsed, the Committee shall establish in writing the Awards and the specific Performance Goals for the calendar year, upon the attainment of which will be conditioned the payment of such Awards (“Covered Employee Incentive Awards”) to Participants who may be Covered Employees for such calendar year.  A Covered Employee Incentive Award shall be based upon a percentage of the Participant’s Base Salary designated by the Committee at the time the Award is granted, which percentage need not be the same for each Participant (the “Target Incentive Award”).  The extent, if any, to which a Covered Employee Incentive Award will be payable will be based solely upon the degree of achievement of pre-established Performance Goals over the specified calendar year, provided, however, that the Committee may, in its sole discretion, reduce or eliminate the amount which would otherwise be payable with respect to a calendar year.

(b)Performance Goals.  The Performance Goals established by the Committee at the time a Covered Employee Incentive Award is granted will be based on one or more of the following relating to the Company, one or more of its subsidiaries, or one or more business or functional units thereof: earnings per share, market share, stock price, sales, costs, capital expenditures, revenue, net operating income, net income, corporate net income, net income per share, cash flow, corporate free cash flow, retained earnings, earnings before interest and taxes (“EBIT”), earnings before interest, taxes, depreciation and amortization (“EBITDA”), return on equity, return on capital, return on invested capital, corporate return on invested capital, return on assets, return on total assets employed, total shareholder return, shareholder value analysis, results of customer satisfaction surveys, aggregate product price and other product price measures, safety record, operating and maintenance cost management, operating earnings, operating earnings per share, environmental standards or compliance, economic value added, margins, and measures of employee satisfaction or engagement; provided, that all Performance Goals shall be objective performance goals satisfying the requirements for “performance-based compensation” within the meaning of Section 162(m)(4) of the Code.  At the time of establishing a Performance Goal, the Committee shall specify the manner in which the Performance Goal shall be calculated.  In so doing, the Committee may exclude the impact of certain specified events from the calculation of the Performance Goal.  For example, if the Performance Goal were earnings per share, the Committee could, at the time this Performance Goal was established, specify that earnings per share are to be calculated without regard to any subsequent change in accounting standards required by the Financial Accounting Standards Board.  Such Performance Goals also may be based on the attainment of specified levels of performance of the Company and/or one or more subsidiaries, and/or one or more business or functional units thereof, under one or more of the measures described above relative to the performance of other corporations or indices.

(c)Payment of an Earned Covered Employee Incentive Award.  At the time the Covered Employee Incentive Award is granted, the Committee shall prescribe in writing a formula to determine the percentage of the Target Incentive Award (which may exceed 100%) which may be payable based upon the degree of attainment of the Performance Goals during the calendar year.  If the minimum level of achievement of the Performance Goals established by the Committee is not met, no payment will be made to a Participant who is a Covered Employee.  To the extent that the minimum level of achievement of the Performance Goals are satisfied or surpassed, and upon written certification by the Committee that the Performance Goals have been satisfied to a particular extent and any other material terms and conditions of the Covered Employee Incentive Awards have been satisfied, payment of an earned Covered Employee Incentive Award shall be made, in cash, as soon as practicable (and in any event by no later than March 15) after the close of the calendar year for which the Award is granted, or deferred in accordance with the Participant’s election under Section 3, unless the Committee determines, in its sole discretion, to reduce or eliminate the payment to be made.

(d)Maximum Payable.  The maximum amount of a Covered Employee Incentive Award payable to a Covered Employee under this Plan for any calendar year pursuant to this Section 2.3 shall be $2,000,000 or, if less, 200 percent of the Participant’s Base Salary.

SECTION 3

Deferred Awards Elections

3.1Deferral Requests.

(a)Generally.  Subject to the terms and conditions of the Plan, a Participant may elect to defer the payment of all or any portion of an Award, including a Covered Employee Incentive Award, granted to him under the Plan for any calendar year by submitting a request (a “Deferral Request”) with the Committee or its designee in such form as it may require.  Such Deferral Request must be filed with and accepted by the Committee or its designee by no later than June 30 of the calendar year for which such Award is made, and may be made only by Participants who have performed services for the Company continuously from the later of January 1 of the calendar year for which the Award is made or the date the Committee establishes the Performance Goals for the Award.  A Participant’s Deferral Request for any calendar year shall designate the amount of the Award that shall be deferred and shall become irrevocable as of midnight on June 30 of the calendar year for which the Award is made.

(b)Newly Eligible Participants.  A Participant who is selected by the Committee or its designee to be a Participant during a calendar year (a “Newly Eligible Participant”) shall also be entitled to file a Deferral Request with respect to a pro‑rata portion of the Award.

(i)Such a Deferral Request must be submitted to and accepted by the Committee or its designee within 30 days after the date on which the Newly Eligible Participant is initially selected by the Committee or its designee to be a Participant during such year.  If the Deferral Request is not submitted and accepted within 30 days, the Newly Eligible Participant shall not be permitted to make a Deferral Request under this Section 3.1(b) with respect to any portion of the Award for such year.  A Deferral Request submitted by a Newly Eligible Participant shall designate the amount of the Award that shall be deferred and shall become irrevocable as of midnight on the 30th day following the date on which the Newly Eligible Participant is initially selected by the Committee or its designee to be a Participant.

(ii)The amount of the Award that may be deferred pursuant to the Deferral Request by a Newly Eligible Participant shall not be greater than the amount of the Newly Eligible Participant’s Award that is earned after the date on which the Newly Eligible Participant files his or her Deferral Request.  The amount of the Newly Eligible Participant’s Award that may be deferred shall be equal to the total amount of the Award for the year multiplied by a fraction, the numerator of which shall equal the number of days from the time the Newly Eligible Participant files the Deferral Request until December 31 of such year, and the denominator of which shall equal the total number of days during the performance period in respect of which the Award is paid.

(iii)A Participant will be considered a Newly Eligible Participant even if the Participant had previously been eligible to participate in the Plan if:

(A)The Participant received all amounts previously credited to the Participant’s Company Stock Account and General Investment Account and before such receipt, had ceased to be eligible to participate in the Plan; or

(B)The Participant has been ineligible to participate in the Plan for at least 24 months when the Participant is again selected to be a Participant during the calendar year.

3.2Allocation of Deferred Awards.  A Participant shall designate, on his or her Deferral Request for a calendar year, the allocation of his or her Award between the Participant’s Company Stock Account and the General Investment Account.

3.3Distribution Elections.  A Participant shall designate, in accordance with Section 5, the manner in which the Participant’s Award that has been deferred in accordance with Section 3.1, as adjusted for subsequent earnings, losses and other charges and credits, shall be distributed to or for the benefit of the Participant.

SECTION 4

Deferred Awards:  Accounts

4.1Deferred Accounts.  Subject to the terms and conditions of the Plan, an Award for any calendar year that is deferred in accordance with Section 3.1 shall be credited, as elected by the Participant in the Deferral Request applicable to such Award, to the Company Stock Account or to the General Investment Account maintained on the Company’s books for the Participant as described in subsections (a) and (b) below.  Effective for deferrals of Awards made for calendar year 2007 and thereafter, a Participant’s election to allocate all or a portion of his or her Award to the Company Stock Account shall be irrevocable and shall be credited to the Participant’s Special Company Stock Account, established as a subaccount of the Company Stock Account, in accordance with the method for crediting Share Units and Dividend Equivalents to the Company Stock Account described in Section 4.1(a).  A Participant’s Account may be divided into two or more other subaccounts as the Company determines necessary or desirable for the administration of the Plan, and shall be divided into subaccounts to reflect the portion of the Account that is attributable to Awards made for calendar years prior to 2005 and to reflect the portion of the Account attributable to Awards made for 2005 and subsequent years.  A Participant shall be 100% vested in his or her Account(s) at all times.

(a)Company Stock Account.  As of the date an earned Award is declared by the Committee, the Participant shall be credited with the number of share units (and fractions thererof) (“Share Units”) equal to the number of shares (and fractional shares calculated to the nearest one-thousandth (.001) of a share) (“Shares”) of the Company’s common stock that the amount of the Award would purchase based on the closing market price of such stock on the New York Stock Exchange on the day the contributions are allocated for the declared Award .  No less frequently than once in every calendar year the Committee or its designee shall, for each dividend payment date declared with respect to the Company’s common stock since the last such determination:

(i)determine the amount of the dividends that would have been paid by the Company on the number of Shares of the Company’s common stock equal to the number of Share Units credited to the Participant on the record date for such dividend (“Dividend Equivalents”); and

(ii)credit the Participant’s Company Stock Account with the number of Share Units equal to the number of Shares of the Company’s common stock that the Dividend Equivalents attributable to such dividend payment date would have purchased based on the closing price of the Company’s common stock on the New York Stock Exchange on such dividend payment date.

Notwithstanding the foregoing provisions of this paragraph (a), in no event shall Shares of the Company’s common stock be earmarked for a Participant’s Account or set aside for the benefit of the Participant by reason of the crediting of Share Units under this paragraph (a).

(b)General Investment Account.

(i)The amount of each Award deferred to the Participant’s General Investment Account shall be deemed to be invested on the date the Award is declared by the Committee in an investment fund(s) (which may include contracts of insurance) selected by the Participant with the consent of the Company or its designee in the Deferral Request applicable to such Award.  The earnings and losses deemed to be attributable to the investment of a Participant’s General Investment Account for any calendar year shall be the earnings and losses that would have been yielded if the Participant’s General Investment Account had been invested in the investment selected by the Participant for the year.  Notwithstanding the foregoing, any such investment fund(s) made available under the Plan must qualify as a predetermined actual investment within the meaning of Treasury Reg. §31.3121(v)(2)-1(d)(2) or, for any calendar year, reflect a reasonable rate of interest (determined in accordance with Treasury Reg. §31.3121(v)(2)-1(d)(2)(i)(C)).

(ii)A Participant may elect to change the selection of his or her General Investment Account investment fund selections, which change shall be effective as of the close of business each day (a “GIA Transfer Date”).  Any change by a Participant in his or her investment fund selections shall be submitted in writing or electronically with the Committee or its designee as specified by the Committee or its designee and shall apply prospectively as of the GIA Transfer Date to all amounts credited to the Participant’s General Investment Account.  In the case of a Participant who fails to make an investment election and who has not yet made an investment election, the Participant’s Account will be invested in the Fidelity Freedom Fund with a target retirement date closest to the year in which the Participant will turn age 65, or other Investment Fund established by the Committee for such purpose. Notwithstanding the foregoing provisions of this subsection, nothing in the Plan shall be construed to require the Company to segregate or invest any assets to reflect the Participant’s investment fund selections.

(c)Effective Date Credited Amounts.  The amounts credited to a Participant’s Company Stock Account (including the Special Company Stock Account established as a sub-account thereunder) and General Investment Account, if any, on January 1, 2015 shall be equal to the amount credited to such Accounts, respectively, as of December 31, 2014 under the terms of the Plan as in effect on that date.

(d)Amounts Credited to Special Company Stock Account.  The amount credited to the Participant’s Special Company Stock Account from time to time, including any Dividend Equivalents thereon, shall be held in the Special Company Stock Account until distributed to the Participant in shares of the Company’s common stock in accordance with Section 5.

4.2Transfers from the Company Stock Account to the General Investment Account for Pre 2007 Deferrals.

(a)Application.  This Section 4.2 shall only apply to the portion of a Participant’s Company Stock Account that is attributable to deferrals of Awards made for calendar years prior to the 2007 calendar year, including Dividend Equivalents thereon (“Pre 2007 Balance”) reduced by the portion of the Participant’s Company Stock Account Pre 2007 Balance that the Participant elected to transfer to the Special Company Stock Account effective December 31, 2006 under the terms of the Plan as then in effect.

(b)Transfers.  Subject to the limitations of Section 4.2(a) and the Company’s Insider Trading Policy as in effect from time to time, a Participant may elect that all or a portion (in increments of one percent) of the balance of his or her Company Stock Account (including any Dividend Equivalents accrued but not yet converted into Share Units as of such date) be transferred to his or her General Investment Account.  Such transfer shall be effective as of the date the Participant elects such transfer if the election is requested before 4:00 p.m. Eastern Standard Time or as of the next business day following the date of the election if such transfer is requested on or after 4:00 p.m. Eastern Standard Time (the “Transfer Effective Date”).  For purposes of this Section 4.2(b), the value of a Share Unit credited to a Participant’s Company Stock Account as of any Transfer Effective Date shall be equal to the closing price of one share of the Company’s common stock on the New York Stock Exchange as of the close of business on the Transfer Effective Date.  Any election under this Section 4.2(b) shall be irrevocable and shall be filed with the Committee or its designee under rules prescribed by the Committee.

SECTION 5

Deferred Awards:  Payment

5.1Distributions of Awards Earned Prior to 2005.

(a)The portion of a Participant’s Account that is attributable to deferrals of Awards made for calendar years prior to the 2005 calendar year shall be distributed to or for the benefit of the Participant in 10 substantially equal installments commencing in February of the first calendar year following the year in which the Participant has separated from service (as defined in Section 5.11 below).

(b)Notwithstanding the method of distribution specified in Section 5.1(a), the Committee may alter the commencement date and period of distribution for the portion of a Participant’s Account that is attributable to deferrals of Awards made for calendar years prior to the 2005 calendar year with respect to any Participant if the Committee determines, in its sole discretion, that such change is in the best interest of the Participant after taking into account the Participant’s particular needs and circumstances.

(c)Notwithstanding anything in the Plan to the contrary, the Board of Directors may, in its sole discretion, upon recommendation of the Committee, accelerate the distribution, in whole or in part, of the portion of a Participant’s Account under the Plan that is attributable to deferrals of Awards made for calendar years prior to 2005, including a payment made following the death of the Participant pursuant to Section 5.5, if it determines that such acceleration is in the best interest of the Company or Participant.

5.2Distribution of Awards Earned in 2005 and 2006.

(a)The portion of a Participant’s Account that is attributable to deferrals of Awards made for the 2005 and 2006 calendar years and that is payable on or after January 1, 2007 shall be distributed to or for the benefit of the Participant in accordance with the method of payment elected by the Participant for the Award made for the 2007 calendar year or, if the Participant did not defer or earn an Award for the 2007 calendar year, as the Participant irrevocably elected on or before December 31, 2006 from among methods of payment provided by Section 5.3.  Payment shall be made (in the case of a single lump sum) or commence (in the case of installments) in February of the first calendar year following the year in which the Participant has separated from service (as defined in Section 5.11 below).

(b)In the absence of a Participant’s election pursuant to Section 5.2(a), the portion of a Participant’s Account that is attributable to deferrals of Awards made for the 2005 and 2006 calendar years shall be distributed to or for the benefit of the Participant in 10 substantially equal installments as provided in Section 5.3 commencing in February of the first calendar following the year in which the Participant has separated from service (as defined in Section 5.11 below).

(c)It is intended that the elections provided by Sections 5.2(a) qualify as Code Section 409A transition elections pursuant to published IRS guidance.

(d)All amounts distributed pursuant to this Section 5.2 shall be subject to the special delay rule for Specified Employees set forth in Section 5.4 and to Section 6.6.

5.3Distribution Elections for Awards Earned for 2007 and Subsequent Years.  A Participant may elect the method of payment for the portion of the Participant’s Account attributable to deferrals of Awards made for the 2007 calendar year and subsequent years from among the following:

(a)3, 5 or 10 substantially equal annual installments; or

(b)A single lump sum.

Payment shall be made (in the case of a single lump sum) or commence (in the case of installments) in February of the first calendar year following the year in which the Participant has separated from service (as defined in Section 5.11 below), provided, that with respect to Awards earned for 2016 and subsequent calendar years, payment shall be made (in the case of a single lump sum) or commence (in the case of installments) in February of the first calendar year following the year in which the Participant has separated from service (as defined in Section 5.11 below), or March 1 of the year following the Performance Period, if later.  The amount of each installment payment hereunder shall be calculated by dividing the balance credited to the Participant’s Account(s) to which the election applies at the time of each such payment by the number of remaining installments (including the current installment).  Installment payments shall be made in the month of February as specified above and in anniversaries thereof (and, for purposes of Section 409A of the Code, each such installment payment shall be a separate payment and not one of a series of payments treated as a single payment).

A Participant’s initial distribution election shall be made, as directed by the Committee or its designee, no later than the date specified in Section 3.1 as the date on which a Participant’s Deferral Election shall be due, and shall apply to all Awards that are deferred for future calendar years, if any, until the Participant is entitled to make a new distribution election, as provided below.

A Participant shall be entitled to make a new distribution election each year to be applicable to Awards deferred for future calendar years.  A new distribution election shall be made by filing such election with the Committee or its designee on such form as it shall prescribe.

A Participant shall be deemed to have elected to have the portion of his or her Account attributable to his or her Awards for which no elections have been made distributed in the form of 10 substantially equal annual installments.

All amounts distributed pursuant to this Section 5.3 shall be subject to the special delay rule for Specified Employees set forth in Section 5.4 and to Section 6.6.

5.4Delay for Specified Employees.  This Section 5.4 shall only apply to distributions that are attributable to deferrals of Awards made for in 2005 and subsequent years.  Notwithstanding anything in the Plan to the contrary, no payment to the extent attributable to such Awards shall be made to any Participant who is a Specified Employee as of the date of such Participant’s separation from service (as defined in Section 5.11) until the earlier of (i) the date that is the first day of the seventh month after the date of the Participant’s separation from service, or (ii) the date of the Participant’s death.  Any payment that would otherwise have been made during this period shall instead be aggregated and paid to the Participant (or, in the case of the Participant’s death, his or her beneficiary) in the form of a single lump sum upon the earlier of the dates specified in the preceding sentence.  “Specified Employee” for purposes of this Section 5.4 means, during the 12-month period beginning on April 1st of 2005 or of any subsequent calendar year, an employee of the Company or its Affiliates who met the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the regulations promulgated thereunder and without regard to Code Section 416(i)(5)) for being a "key employee" at any time during the 12-month period ending on the December 31st immediately preceding such April 1st.  Notwithstanding the foregoing, a Participant who otherwise would be a Specified Employee under the preceding sentence shall not be a Specified Employee for purposes of the Plan unless, as of the date of the Participant's separation from service, stock of the Company or an Affiliate is publicly traded on an established securities market or otherwise.

5.5Death.

(a)In the event that a Participant dies before full payment of all amounts payable to him or her under the Plan have been made, the balance of such amounts shall be paid to the beneficiary or beneficiaries designated by the Participant in a writing filed with the

Committee or its designee prior to his or her death, or, if no designation has been made or the designated beneficiary predeceases the Participant, to the estate of the Participant.

(b)Amounts payable in accordance with this Section 5.5 that are attributable to deferrals of Awards made for calendar year 2005 and subsequent years shall be paid, subject to Section 6.6, in February of the first calendar year following the Participant’s death in the form of a single lump sum.

(c)Amounts payable in accordance with this Section 5.5 that are attributable to deferrals of Awards made for years prior to the 2005 calendar year shall be paid at the same time and in the same form as which such payments would have been made to the Participant if he or she had lived or as otherwise provided by the Committee and subject to Section 5.1(c).

(d)A Participant may change his or her beneficiary designation from time to time and any beneficiary designation form shall be effective only when the signed form is filed with the Committee or its designee while the Participant is alive and will cancel all beneficiary designation forms signed earlier.

5.6Permitted Delays in Payment.  Payment of a Participant’s Account attributable to deferrals of Awards made for the 2005 calendar year and subsequent years will be delayed under any of the circumstances specified in Sections 5.6(a) through (b) below or as provided in Section 6.6.

(a)Payments that would violate Applicable Law.  Payment of a Participant’s Account will be delayed where the Committee reasonably anticipates that the making of the payment would violate Federal securities laws or other applicable law; provided that such payment will be made at the earliest date at which the Committee reasonably anticipates that the making of the payment would not cause such violation.  For purposes of this subsection (a), the making of a payment that would cause inclusion in the Participant’s gross income or the application of any penalty or other provision of the Code is not treated as a violation of applicable law.

(b)Other Payments.  The Committee shall be permitted to delay a payment of a Participant’s Account upon such other events and conditions as may be prescribed under Code Section 409A and any regulations or other generally applicable official guidance issued thereunder.

5.7Assets to be Distributed.

(a)Except as provided in Sections 5.7(b) and 5.7(c), all amounts credited to a Participant under the Plan shall be paid in cash.  Any cash payment under this Section 5.7 from a Participant’s Company Stock Account shall be equal to the number of Share Units credited to the applicable Account to be distributed multiplied by the closing price of the Company’s common stock on the New York Stock Exchange on the last trading day prior to the date as of which payment is made.

(b)Distributions of amounts credited to a Participant’s Company Stock Account (excluding however, amounts credited to the Participant’s Special Company Stock

Account that are attributable to (i) deferrals of Awards made for the 2007 calendar year and subsequent years (including Dividend Equivalents thereon), and (ii) amounts credited to the Participant’s Special Company Stock Account pursuant to the special election made under the Plan effective as of December 31, 2006 (including Dividend Equivalents thereon)), may, at the election of the Participant, be paid in the form of cash or Shares of the Company’s common stock equal to the number of Share Units to be distributed.

(c)Distribution of amounts credited to the Participant’s Special Company Stock Account that are attributable to (i) deferrals of Awards made for the 2007 calendar year and subsequent years (including Dividend Equivalents thereon), and (ii) amounts credited to the Participant’s Special Company Stock Account pursuant to the special election made under the Plan effective as of December 31, 2006 (including Dividend Equivalents thereon) shall be paid to the Participant in Shares of the Company’s common stock equal to the number of Share Units to be distributed.

(d)Shares of the Company’s common stock distributed under this Section 5.7 shall be made available from treasury shares or shares of the Company’s common stock acquired by the Company, including shares purchased in the open market.  The obligation of the Company to deliver any shares of Company common stock shall be subject to all applicable laws, rules and regulations including all applicable federal and state securities laws, and the applicable requirements of any securities exchanges or similar entity, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

5.8No Acceleration of Payment.  Notwithstanding anything in the Plan to the contrary, the distribution of any portion of Participants’ Accounts under the Plan attributable to deferrals of Awards made for the 2005 calendar year and subsequent years may not be accelerated, whether at the election of a Participant or at the discretion of the Committee or otherwise, except as may be specifically permitted under Code Section 409A and any regulations or generally applicable official guidance issued thereunder.

5.9Claims Procedures.  If a Participant or Participant’s beneficiary (“Claimant”) files a claim for benefits under Section 5 of this Plan, the Committee or its designee shall notify the Claimant within 45 days of allowance or denial of the claim, unless the Claimant receives written notice from the Committee or its designee prior to the end of the 45-day period stating that special circumstances require an extension (of up to 45 additional days) of the time for decision.  The notice of the decision of the Committee or its designee shall be in writing sent by mail to Claimant’s last known address, and if a denial of the claim, shall contain the following information:  (a) the specific reasons for the denial; (b) specific reference to pertinent provisions of the Plan on which the denial is based; and (c) if applicable, a description of any additional information or material necessary to perfect the claim, an explanation of why such information or material is necessary, and an explanation of the claims review procedure and the time limits applicable, including a statement of the Claimant’s rights to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) following an adverse determination on review.  A Claimant is entitled to request a review of any denial of his/her claim by the Committee.  The request for review must be submitted within 60 days of mailing of notice of the denial.  Absent a request for review within the 60-day period, the claim shall be deemed to be conclusively denied.  The Claimant or his or her representatives shall be provided, upon written request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits, and shall be entitled to submit issues and comments orally and in writing.  The Committee shall render a review decision in writing within 60 days after receipt of a request for a review, provided that, in special circumstances the Committee may extend the time for decision by not more than 60 days upon written notice to the Claimant.  The Claimant shall receive written notice of the Committee’s review decision, together with specific reasons for the decision and reference to the pertinent provisions of the Plan, a statement that the claimant or his or her authorized representative shall have reasonable access to, and be entitled to receive, upon request and free of charge, copies of all documents, records and other information relevant to the Claimant’s claim, and a statement describing the Claimant’s right to bring an action under Section 502(a) of ERISA.

5.10Withholding.  The Company shall have the right to deduct from all amounts paid pursuant to the Plan any taxes required by law to be withheld with respect to such amounts.  Notwithstanding any other provision of the Plan, the Company does not guarantee any particular tax result for any Participant or beneficiary with respect to participation in or payments under the Plan, and each Participant or beneficiary shall be responsible for any taxes imposed on the Participant or beneficiary with respect to such participation or payments under the Plan.

5.11Separation of Service.  “Separated from service” and variations thereof for purposes of this Section 5 and all other sections of the Plan means (i) with respect to the portion of a Participant’s Account that is attributable to deferrals of Awards made for calendar years prior to 2005, that the Participant has retired or otherwise terminated employment with the Company for any reason other than death and (ii) with respect to the portion of a Participant’s Account that is attributable to deferrals of Awards made for 2005 and subsequent years, a “separation from service” within the meaning of Code Section 409A and the regulations issued thereunder, including a termination of employment with the Company and all its Affiliates due to retirement or any other reason, but excluding termination of employment due to death.  For purposes of applying the definition of “separation from service” under Section 409A, if the Participant is on a bona fide leave of absence due to any medically determinable physical or medical impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment, a separation from service shall be deemed to occur after the expiration of 29 months of sick leave unless the Participant retains the right to reemployment under an applicable statute or by contract.

SECTION 6

Miscellaneous

6.1Change in Capitalization.  In the event of a stock dividend, stock split, issuance of additional shares, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change affecting the Company’s common stock (“Corporate Change”), the number of Share Units that have been credited to Participants under the Plan shall be automatically adjusted by the Committee to preserve each Participant’s proportionate interest immediately prior to such Corporate Change.

6.2Nontransferability, Nonassignability.  The interest of a Participant under the Plan is not subject to the claims of his creditors, and may not be voluntarily or involuntarily assigned, transferred, alienated, pledged or encumbered.

6.3Plan Not Contract of Employment.  The Plan does not constitute a contract of employment, and participation in the Plan will not give any Participant the right to be retained in the employ of the Company or any Affiliate, nor any right or claim to any benefit under the Plan unless such right or claim has specifically accrued under the terms of the Plan.  The crediting of Share Units does not constitute the award of stock, and shall not be construed to give a Participant any rights as a shareholder of the Company.

6.4Source of Benefits.

(a)The Company is entitled, but not obligated, to establish a grantor trust or similar funding mechanism to fund the Company’s obligations under this Plan; provided, however, that any funds contained therein will remain subject to the claims of the Company’s general creditors.  The funding mechanism will constitute an unfunded arrangement.  The Deferred Awards portions of the Plan are maintained primarily to provide deferred compensation benefits for a select group of “management or highly-compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA, and therefore, exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA.

(b)The Company’s obligation under this Plan will be merely that of an unfunded and unsecured promise of the Company to pay benefits in the future.  All Awards (and any corresponding assets held in a trust established for this Plan), and any payment to be made pursuant to this Plan, will be subject to the claims of the general creditors of the Company, including judgment creditors and bankruptcy creditors.  Neither any Participant, nor his or her beneficiaries, nor his or her heirs, successors or assigns, will have any secured interest in or claim on any property or assets of the Company (or of any trust).  The rights of a Participant or his or her beneficiaries to his or her Company Stock Account or General Investment Account and to an Award (and to any assets held in trust) will be no greater than the rights of an unsecured creditor of the Company.

6.5Affiliate.  For purposes of the Plan, the term “Affiliate” means any corporation, partnership, joint venture, trust, association or other business enterprise which is a member of the same controlled group of corporations, trades or businesses as the Company within the meaning of Code Section 414(b) or (c); provided, however, that except for purposes of the term “Affiliate” when used in the definition of Specified Employee, in applying Code Section 1563(a)(1), (2), and (3) in determining a controlled group of corporations under Code Section 414(b), the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Code Section 1563(a)(1), (2), and (3), and in applying Treasury Reg. §1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c), “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Treasury Reg. §1.414(c)-2.

6.6Timing of Payments.  Notwithstanding any provision of the Plan to the contrary, a distribution of a Participant’s Account attributable to deferrals of Awards made for 2005 and subsequent years to be made as of a specified date or in a specified period in Section 5 shall be made on the date or in the period specified or as soon as administratively practicable thereafter, but in no event shall any portion of the distribution be made later than the last day of the same calendar year in which such date or period occurs.  Until paid, any such amount otherwise distributable from a Participant’s Account shall continue to be adjusted under Section 4 to reflect investment returns.  In addition, if calculation of the amount of a payment is not administratively practicable due to events beyond the control of the Participant or his or her beneficiary, or if making of a payment would jeopardize the ability of the Company to continue as a going concern, a payment will be treated as made on the specified date or in the specified period for purposes of the Plan if the payment is made during the first calendar year in which the calculation of the amount of the payment is administratively practicable or in which the making of the payment would not have such effect on the Company, as the case may be.

6.7Section 409A of the Code.  It is intended that the Plan (including any amendments thereto) comply with the provisions of Section 409A of the Code so as to prevent the inclusion in gross income of any amounts accrued hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise be actually distributed or made available to Participants.  The Plan shall be interpreted, construed and administered in a manner that will comply with Section 409A of the Code, including final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto.

6.8Insider Trading Policy.  All elections made under the Plan by a Participant shall, to the extent applicable, be subject to the terms of the Company’s Insider Trading Policy as in effect from time to time.

SECTION 7

Amendment and Termination

7.1Amendment and Termination.  The Board of Directors may from time to time amend the Plan in such respects as it deems advisable and may terminate the Plan at any time; provided, however, that no such amendment or termination shall adversely affect any right or obligation with respect to any Award theretofore made under the Plan or cause any amount deferred pursuant to the Plan to be included in gross income or subject to additional tax and interest under Code Section 409A(a)(1); and provided further, that no amendment shall be made without stockholder approval if such approval is necessary to comply with law, regulatory requirements or the rules of any exchange or automated quotation system upon which the Shares are listed or quoted.

SECTION 8

Stockholder Approval

8.1Stockholder approval.  The Plan as amended and restated herein shall be effective January 1, 2015, subject to the approval of the amended and restated Plan by stockholders of the

Company at its 2015 annual meeting by the affirmative vote of a majority of the shares of stock of the Company present in person or represented by proxy at the meeting and entitled to vote.

In WITNESS WHEREOF, Stepan Company has signed this Plan this 24th day of February, 2015.

Stepan Company

By:	/s/ F. Quinn Stepan, Jr.
Title:	President and Chief Executive Officer